EXHIBIT 99.1
News Release
Contacts:	Media - Alan H. McCoy, Vice President, Government & Public Relations (513) 425-2826
Investors – Albert E. Ferrara, Jr., Vice President, Finance & CFO (513) 425-2888

AK Steel Updates Fourth Quarter 2008 Outlook
Update Provided in 10-Q Filing Today

WEST CHESTER, OH, November 4, 2008—In its quarterly report on Form 10-Q for the third quarter of 2008 filed today, AK Steel (NYSE: AKS) provided updated information relative to the company’s previous outlook and guidance for the fourth quarter, which was a part of its third quarter earnings release.  A summary of the principal updates to the company’s forward-looking guidance for the fourth quarter of 2008 follows:
Updates to Fourth Quarter 2008 Outlook
As a result of weaker than expected economic conditions in the United States and globally, the company anticipates fourth quarter shipments to be closer to 1,200,000 tons, down from its previous guidance of 1,400,000 tons.  In addition, because of lower anticipated shipment volume and potentially a lower average selling price than was included in the company’s previous guidance, the company said it now expects to generate an operating profit of less than $100 per ton.  A complete description of the company’s current outlook for the fourth quarter of 2008 is set forth in the Outlook section of the company’s Form 10-Q for the third quarter of 2008, and is incorporated herein by reference.
Safe Harbor Statement
The statements in this release with respect to future results reflect management's estimates and beliefs and are intended to be, and hereby are identified as "forward-looking statements" for purposes of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The company cautions readers that such forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those currently expected by management, including those risks and uncertainties discussed in AK Steel's Annual Report on Form 10-K for the year ended December 31, 2007, and in subsequent Quarterly Reports on Form 10-Q. Except as required by law, the company disclaims any obligation to update any forward-looking statements to reflect future developments or events.
AK Steel
AK Steel produces flat-rolled carbon, stainless and electrical steels, primarily for automotive, appliance, construction and electrical power generation and distribution markets. The company employs about 6,500 men and women in Middletown, Mansfield, Coshocton and Zanesville, Ohio; Butler, Pennsylvania; Ashland, Kentucky; Rockport, Indiana; and its corporate headquarters in West Chester, Ohio. Additional information about AK Steel is available on the company's web site at www.aksteel.com. AK Tube LLC, a wholly owned subsidiary of AK Steel, employs about 300 men and women in plants in Walbridge, Ohio and Columbus, Indiana. AK Tube produces carbon and stainless electric resistance welded (ERW) tubular steel products for truck, automotive and other markets. Additional information about AK Tube LLC is available on its web site at www.aktube.com.

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